Exhibit 99.1

Investor Contact:	Dow Jones & Company
Mark Donohue	200 Liberty Street
Director, Investor Relations	New York, NY 10281
(609) 520-5660

Media Contact:
Amy Wolfcale
Vice President, Corporate Communications
(212) 416-3213

DOW JONES REPORTS FIRST QUARTER RESULTS

Provides 2nd Quarter Outlook

NEW YORK (April 14, 2005)—Dow Jones & Company (NYSE: DJ) today reported that it earned 10 cents per diluted share during the first quarter of 2005, compared with 22 cents per diluted share in the first quarter of 2004.  Excluding the special items explained herein, the Company earned 11 cents per diluted share during the first quarter of 2005 and 22 cents per diluted share in the first quarter of 2004.

Revenue of $412.1 million in the first quarter of 2005 was up 2.6% over the first quarter of 2004, expenses were up 7.4% and operating income declined 49.7% to $17.0 million.  Excluding recent acquisitions and special items, revenue declined 3.4% in the first quarter of 2005, expenses were flat and operating income declined 48.0% compared to the first quarter 2004.  The declines in revenue and operating income were mainly due to advertising declines in the Company’s Print Publishing segment.

Special Items: A special item of two cents per share was recorded in the first quarter of 2005 for accretion of discount on a contract-guarantee obligation.  In the first quarter of 2004, special items netted to zero cents per share as a special gain of two cents per share related to a reduction of a lease obligation reserve was offset by a loss of two cents per share for accretion of discount on a contract-guarantee obligation.

Commenting on first quarter results, Peter R. Kann, chairman and chief executive officer of Dow Jones, said, "We continue to battle a persistently difficult B2B print advertising climate particularly in the technology category. However, heading into the second quarter, we are cautiously optimistic that advertising trends will improve.  Meantime, we will remain sharply focused on controlling costs, improving the quality of our products, integrating our acquisition of MarketWatch and launching Weekend Edition in September—both of which are proceeding in line with our expectations."

Dow Jones said it estimates second quarter 2005 earnings per share before special items to be in the mid-to-upper 30 cents per share range before dilution from Weekend Edition and MarketWatch, compared to the 41 cents per share earned in the second quarter of 2004.  After dilution from Weekend Edition and MarketWatch, the Company expects second quarter 2005 earnings per share in the low-to-mid 30 cents per share range.  This assumes second quarter 2005 linage at the U.S. Wall Street Journal will be down in the low single digit percentage range compared to the second quarter of 2004.  Based on currently anticipated special items in the second quarter of 2005, the Company expects reported earnings per share to be in the low-to-mid 40 cents per share range, compared with 41 cents per share in the second quarter of 2004.  Please refer to the attached table for a reconciliation of the Company’s second quarter earnings before and after special items.

Segment Results

Print Publishing revenue of $216.7 million in the first quarter of 2005 declined 8.8% versus the same period a year ago.  Advertising linage at the U.S. Wall Street Journal decreased 8.0% (down 9.9% in March) while linage at the international editions of the Journal decreased 14.8% with two fewer issues (down 26.0% in March with two fewer issues).  Barron’s advertising pages decreased 12.9% in the quarter (down 33.7% in March with one fewer issue).  Print Publishing had an operating loss of $7.1 million in the first quarter, compared to income of $4.6 million in the first quarter of 2004.

Electronic Publishing revenue of $117.2 million in the first quarter of 2005 increased 35.7% from the same period a year ago, driven by the acquisitions of MarketWatch, Alternative Investor and vwd, together with increased revenue in all electronic publishing business units. Operating income of $21.5 million in the first quarter of 2005 increased 15.9% over last year primarily due to growth at both Consumer Electronic Publishing and Indexes.  Operating margin of 18.3% in the first quarter of 2005 was down from the previous year’s 21.4%.  Excluding acquisitions, revenue was up 8.0%, operating income increased 12.4% and operating margin was up 90 basis points to 22.2%.  Terminal counts at Newswires were up 3.8% compared to last year.  Paid subscribers to The Wall Street Journal Online grew to 731,000 as of March 31, 2005, up 5.2% from the prior year period.

Ottaway Community Newspapers’ revenue of $78.2 million in the first quarter of 2005 increased 0.6% from the same period a year ago.  Operating income of $13.3 million was down 21.5% and operating margin was 17.1% versus 21.8% last year due to higher newsprint prices and planned expenses related to a new internet initiative and content management system.  Advertising revenue was up 1.9% on higher preprint revenue and ad rates, partially offset by a 2.6% decrease in linage in the first quarter (linage was down 2.1% in March).

The Company ended the first quarter of 2005 with $615 million in debt compared to $258 million at the end of the first quarter of 2004.  This increase is mainly due to the incurrence in January 2005 of an additional $439 million in debt to finance the Company’s acquisition of MarketWatch.

As previously announced, the Company will host an earnings conference call at 10 a.m. EST today.  The call can be accessed via a live Web cast through the Investor Relations section of the Company’s Web site, www.dowjones.com, or through a listen-only, dial-in conference line, by dialing 877-407-3140.   A replay of the conference call and the full text of the prepared remarks will be available on the Company’s Web site in the Investor Relations section shortly after the call concludes.

Dow Jones & Company (NYSE: DJ; dowjones.com) publishes The Wall Street Journal and its international and online editions, Barron's and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes, MarketWatch and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva, with Hearst of SmartMoney and with NBC Universal of CNBC television operations in Asia and Europe. Dow Jones also provides news content to CNBC and radio stations in the U.S.

Information Relating To Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated: including the cyclical nature of the Company's business and the strong, negative impact of economic downturns on advertising revenues, particularly in the Company's core advertising market-B2B advertising; the risk that inconsistent trends across major advertising categories, such as technology and finance, will continue and that B2B advertising levels, particularly in technology and finance, may or may not return to historical levels; the Company's ability to expand and diversify the Journal's market segment focus beyond financial and technology; the Company's ability to limit and manage expense growth, especially in light of its prior cost cutting and its planned growth initiatives; intense competition for ad revenues and readers the Company’s products and services face; the impact on the future circulation of the Journal and community newspapers that may be caused by the declining frequency of regular newspaper buying by young people; the Company's ability to successfully integrate the MarketWatch business into its existing business units, and to achieve production and operational efficiencies and synergies in doing so; with respect to Newswires and other subscription-based products and services, the negative impact of business consolidations and layoffs in the financial services industry on sales; the uncertainties relating to the Company's guarantee to Cantor Fitzgerald Securities and Market Data Corporation; and such other risk factors as may be included from time to time in the Company's reports filed with the Securities and Exchange Commission and posted in the Investor Relations section of the Company's web site (www.dowjones.com). This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have attached to this press release a reconciliation of those measures to the most directly comparable GAAP measures. This reconciliation is also available on the Investor Relations page of our web site (www.dowjones.com).

Dow Jones & Company
Earnings Summary
(Unaudited)

(in thousands, except per share amounts)	Quarters Ended March 31
	2005	2004
Reported results:
Revenues	$412,072	$401,621

Operating income	$16,969	$33,759

Net income	$8,180	$17,816

Effective tax rate*	41.7%	41.2%

Diluted EPS	$.10	$.22

Excluding items described in Note 3:
Operating income	$16,969	$30,998

Net income	$9,479	$18,139

Effective tax rate*	38.2%	38.6%

Diluted EPS	$.11	$.22

EPS percentage change	(50.0)%	83.3%

*The effective income tax rate is net of minority interests.

See notes to financial information on page 10.

Reconciliation of Second Quarter Earnings Outlook
	Quarters Ended June 30,
	2005 Guidance	2004 Actual

Reported earnings per share	low-to-mid 40 cents	$.41
	per share range**
Adjusted to remove:
Contract guarantee	(.01)	(.02)
Gain on disposition of investment	.11	.02
EPS before special items	low-to-mid 30 cents	$.41
	per share range**

**Based on special items currently anticipated.

Dow Jones & Company
Condensed Consolidated Statements of Income
(Unaudited)

(in thousands, except per share amounts)	Quarters Ended March 31
	2005	2004
Revenues:
Advertising	$217,744	$226,699
Information services	98,469	75,827
Circulation and other	95,859	99,095
Total revenues	412,072	401,621

Expenses:
News, production and technology	135,261	122,557
Selling, administrative and general	160,185	145,235
Newsprint	28,201	27,631
Print delivery costs	44,366	47,845
Depreciation and amortization	27,090	27,355
Restructuring charges and September 11-related items	-	(2,761)
Operating expenses	395,103	367,862

Operating income	16,969	33,759

Other income (deductions):
Investment income	295	91
Interest expense	(4,009)	(648)
Equity in earnings (losses) of associated companies	734	(740)
Contract guarantee	(1,299)	(1,985)
Other, net	1,339	(766)

Income before income taxes and minority interests	14,029	29,711
Income taxes	5,849	12,481
Income before minority interests	8,180	17,230
Minority interests	-	586
Net income	$8,180	$17,816

Net income per share:
- Basic	$.10	$.22
- Diluted	.10	.22
Weighted-average shares outstanding:
- Basic	82,251	81,758
- Diluted	82,756	82,212

See notes to financial information on page 10.

Dow Jones & Company
Segment Information
(Unaudited)

(dollars in thousands)	Quarters Ended March 31
	2005	2004
Revenues:
Print publishing	$216,731	$237,575
Electronic publishing	117,179	86,369
Community newspapers	78,162	77,677
Consolidated revenues	412,072	401,621

Percentage change in revenues
excluding divested/newly-acquired operations	(3.4)%	9.1%

Operating income (loss):
Print publishing	(7,054)	4,624
Electronic publishing	21,463	18,513
Community newspapers	13,330	16,972
Corporate	(10,770)	(9,111)
Segment operating income	16,969	30,998

Restructuring charges and September 11-related items	-	2,761
Consolidated operating income	$16,969	$33,759

Operating margin:
Print publishing	(3.3)%	1.9%
Electronic publishing	18.3%	21.4%
Community newspapers	17.1%	21.8%
Consolidated operating margin	4.1%	8.4%

Depreciation and amortization (D&A):
Print publishing	$14,876	$17,676
Electronic publishing	9,237	6,660
Community newspapers	2,940	2,979
Corporate	37	40
Consolidated D&A	$27,090	$27,355

See notes to financial information on page 10.

Dow Jones & Company
Supplemental Segment Revenue Information
(Unaudited)

(in thousands)	Quarters Ended March 31
	2005	2004
Print publishing:
U.S. publications:
Advertising	$135,616	$151,182
Circulation and other	64,303	65,953
Total for U.S. publications	199,919	217,135

International publications:
Advertising	9,798	11,920
Circulation and other	7,014	8,520
Total for international publications	16,812	20,440

Total for print publishing	216,731	237,575

Electronic publishing:
Dow Jones Newswires:
Domestic	48,864	44,403
International	16,133	10,797
Total newswires	64,997	55,200

Consumer Electronic Publishing*	36,340	18,169
Dow Jones Indexes/Ventures	15,842	13,000

Total electronic publishing	117,179	86,369

Community newspapers:
Advertising	57,948	56,868
Circulation and other	20,214	20,809
Total community newspapers	78,162	77,677

Total segment revenues	$412,072	$401,621

* Includes WSJ.com, related vertical sites, licensing/business development, radio/audio, and the January 2005 acquisition of MarketWatch, Inc.

See notes to financial information on page 10.

Dow Jones & Company
Statistical Information
(Unaudited)

	Quarters Ended March 31
	2005	2004
Advertising volume increase/(decrease):

The Wall Street Journal:
General	2.1%	(7.5)%
Technology	(23.2)	(0.2)
Financial	(24.4)	47.1
Classified	1.8	7.9
Total	(8.0)	6.3

The Asian Wall Street Journal	(7.9)	7.7
The Wall Street Journal Europe	(20.6)	13.4
Barron’s	(12.9)	22.0

Ottaway Newspapers:
Daily	(1.6)	2.4
Non-daily	(6.7)	13.2
Total	(2.6)	4.3

The Wall Street Journal advertising as a
percentage of total Journal linage:

General	41.7%	37.6%
Technology	13.3	15.9
Financial	18.6	22.6
Classified	26.4	23.9

Other statistics:	March 31,
	2005	2004

Dow Jones Newswires terminals	300,000	289,000
WSJ.com subscribers	731,000	695,000
WSJ.com unique visitors/business day	169,000	141,000

Dow Jones & Company

Notes to Financial Information

1.  The Company’s calculation of net income, operating income and earnings per share excluding special items may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.  Net income, operating income and earnings per share excluding special items are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income, operating income and earnings per share as a measure of performance.  However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of the Company’s performance relative to prior periods and its competitors.

2.  The Company made the following acquisitions during 2005 and 2004:

MarketWatch

On January 21, 2005, the Company completed its acquisition of MarketWatch, Inc. (MarketWatch) for a purchase price of approximately $538 million. The purchase price consisted of cash tendered totaling $507.7 million to acquire the 28.2 million outstanding common shares of MarketWatch; the exchange of 1.2 million stock options valued at $25 million using the Black-Scholes option pricing model; and, direct transaction costs of approximately $5 million.  This acquisition was financed by $439 million of commercial paper borrowings and cash, including cash received from MarketWatch.  In February 2005, the Company refinanced $225 million of this debt with 3.875% three-year bonds.

MarketWatch is a leading provider of business news, financial information and analytical tools and operates two award-winning Web sites: MarketWatch.com and BigCharts.com.  These free, advertising-supported sites serve approximately seven million unique visitors per month with timely market news and information.  MarketWatch also operates the MarketWatch Information Services group, which is a leading licensor of market news, data, investment analysis tools and other online applications to financial services firms, media companies, and corporations.  The Company integrated MarketWatch into the Consumer Electronic Publishing business.

The Company believes that the MarketWatch acquisition will complement The Wall Street Journal Online network, which provides premium business news to about three million unique visitors per month.  By combining the traffic of The Wall Street Journal network of sites and MarketWatch, the Web sites are expected to have close to nine million unduplicated unique visitors per month.  These factors contributed to a purchase price in excess of the fair market value of the net tangible and intangible assets acquired from MarketWatch, and as a result, the Company recorded goodwill in connection with this transaction.

Acquisition of remaining interest in VWD news operations

On April 2, 2004, the Company acquired the remaining interest in the news operations of Vereinigte Wirtschaftsdienste GmbH (“VWD”), a German newswires business, for $12.1 million.  The acquired business consists of financial newswires and business newsletters, which have been combined into the Company’s Dow Jones Newswires business, under the brand name Dow Jones-VWD News.  Dow Jones was a minority shareholder in VWD.

Alternative Investor

On March 19, 2004, the Company completed its acquisition of Alternative Investor from Wicks Business Information for $85 million plus net working capital.  The $85 million purchase price could be increased by $5 million, payable in 2008, based on the performance of the acquired business.  The acquisition was funded by the issuance of debt under the Company’s commercial paper program.

Alternative Investor is a provider of newsletters, databases and industry conferences for the venture-capital and private-equity markets, and has been combined into the Company’s Dow Jones Newswires business.

Dow Jones & Company

Notes to Financial Information

3.  The following table reconciles reported results to income adjusted for special items for the quarters ended March 31, 2005 and 2004:

	Quarters Ended March 31
(in millions, except	2005				2004
per share amounts)	Operating	Net	EPS		Operating	Net	EPS

Reported income	$17.0	$8.2	$.10		$33.8	$17.8	$.22
Adjusted to remove:
Included in operating income:
Reversal of lease obligation
reserve – WFC (a)					2.8	1.7	.02
Included in non-operating income:
Contract guarantee (b)		(1.3)	(0.2)			(2.0)	(.02)
Adjusted income	$17.0	$9.5	$.11	*	$31.0	$18.1	$.22

*The sum of the individual amounts does not equal total due to rounding.

(a) Restructuring charges and September 11-related items:

Reversal of lease obligation reserve – World Financial Center (WFC):

In the fourth quarter 2001, the Company recorded a charge of $32.2 million as a result of its decision to permanently re-deploy certain personnel and abandon four of seven floors that were leased at its World Financial Center headquarters.  This charge primarily reflected the Company’s rent obligation through 2005 on this vacated space.

In the first quarter 2004, the Company renewed its lease at the World Financial Center including extending the term of one of the floors that was previously abandoned.  The Company reoccupied this floor with personnel from another New York location, whose lease term was expiring.  As a result, the Company reversed $2.8 million ($1.7 million, net of taxes, or $.02 per diluted share) of the remaining lease obligation reserve of the previously abandoned floor at WFC.

(b) Contract guarantee:

Under the terms of the Company's 1998 sale of Telerate to Bridge Information Systems (Bridge), Dow Jones retained its guarantee of payments under certain circumstances of certain minimum payments for data acquired by Telerate from Cantor Fitzgerald Securities (Cantor) and Market Data Corporation (MDC).  The annual minimum payments average approximately $50 million per year through October 2006 under certain conditions.  Bridge agreed to indemnify Dow Jones for any liability Dow Jones incurred under the contract guarantee with respect to periods subsequent to Bridge's purchase of Telerate.  In 2000, based in part on uncertainty with Bridge's solvency as well as other factors, the Company established a reserve of $255 million representing the net present value of the total minimum payments of about $300 million from 2001 through October 2006, using a discount rate of 6%.  Bridge filed for bankruptcy in February 2001, but made payments for this data for the post-petition periods through October 2001, when Telerate ceased operations, went out of business, sold certain assets and rejected its contracts with Cantor and MDC.  The Company is now in litigation with Cantor and MDC with respect to their claims for amounts due under the contract guarantee.

Dow Jones & Company

Notes to Financial Information

The Company has various substantial defenses to these claims and the litigation is proceeding.  The trial court in January 2003 denied motions by each of the parties that their own claims for relief be granted and that competing claims be dismissed. Appeals from those decisions were not pursued, and discovery has concluded. Dispositive motions have been fully briefed for the court. The trial previously scheduled to begin in June 2005 has been adjourned and no new trial date has been set.

The first quarter of 2005 and 2004 included charges related to the accretion of the discount on the reserve balance of $1.3 million ($.02 per diluted share) and $2.0 million ($.02 per diluted share), respectively.

4.  The Company’s business and financial news and information operations are reported in two segments: print publishing and electronic publishing.  The results of the Company’s Ottaway Newspapers subsidiary, which publishes 15 daily newspapers, and over 30 weekly newspapers and “shoppers” in nine states in the U.S., are reported in the community newspaper segment.  Print publishing includes the global operations of The Wall Street Journal and its international editions, as well as Barron’s and U.S. television operations (results of the Company’s international television ventures are included in equity in earnings (losses) of associated companies).  Electronic publishing includes the operations of Dow Jones Newswires, Consumer Electronic Publishing and Dow Jones Indexes/Ventures. The results of MarketWatch, subsequent to the acquisition, are included in Consumer Electronic Publishing.

5.  Restructuring charges and September 11-related items are not included in segment expenses, as management evaluates segment results exclusive of these items. For information purposes, the reversal of the lease obligation reserve allocable to each segment for the three months ended March 31, 2004 were as follows:

(in thousands)	Quarter Ended
March 31
2004

Print Publishing	$2,631
Electronic Publishing	125
Corporate	5
Reversal of lease obligation reserve	$2,761

6. Summarized financial information for 50% held equity-basis investments in associated companies were as follows (amounts are at 100% levels):

(in thousands)	Quarters Ended March 31
	2005	2004
Factiva
Revenues	$68,180	$63,534
Operating income	3,678	4,260
Depreciation and amortization	2,780	3,102

SmartMoney
Revenues	$12,758	$12,170
Operating loss	(99)	(498)
Depreciation and amortization	124	211

CNBC International *
Revenues	$11,170	$8,857
Operating loss	(7,513)	(8,566)
Depreciation and amortization	673	956

* Includes the results of CNBC Europe and CNBC Asia.

Dow Jones & Company

Notes to Financial Information

7.  On April 8, 2005, the Company announced that it concluded the sale of its 39.9% minority interest in F.F. Soucy Inc., a Canadian newsprint mill, to its majority owner, Brant-Allen Industries, Inc.  The sale price of $40 million in cash generated approximately $38 million in after-tax proceeds which will be used to reduce the Company’s commercial paper borrowings.  The Company expects to record an after-tax gain of approximately $9.5 million, or 11 cents per diluted share, in the second quarter.